Exhibit 10.1

FIRST AMENDMENT TO PRODUCTION SHARE AGREEMENT

THIS FIRST AMENDMENT TO PRODUCTION SHARE AGREEMENT is effective as of August 17, 2005 (the “Effective Date”), by and between North American Production Sharing, Inc., a California corporation (hereinafter “North American”), Industrias Unidas de B.C., S.A. de C.V. (“North American Mexican Affiliate”) and Fiberstars, Inc., a California corporation (“Client”).

WHEREAS, North American, North American Mexican Affiliate and Client entered into that certain Production Share Agreement effective October 9, 2003 (hereinafter the “Production Share Agreement”);

WHEREAS, North American and North American Mexican Affiliate have advised Client that it has reached agreement with the landlord for early termination of the lease for the plant facility located at Calle Antigua a Tecate # 16760 Nave 25, Parque Industrial Los Pinos, Colonia Niños Heroes Este, Tijuana. B.C. in the Republic of Mexico (the “Facility”) which North American Mexican Affiliate subleases to Client under the Production Share Agreement should Client early terminate the Production Share Agreement effective as of November 17, 2006 as provided herein below;

WHEREAS, North American and Client desire to amend the Production Share Agreement in the manner hereinafter set forth below:

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.             The Production Share Agreement.  Except as specifically set forth herein in this First Amendment to Production Share Agreement (hereinafter “First Amendment”), the parties hereby ratify and confirm each and every term, representation, warranty, covenant and condition of said Production Share Agreement which shall remain in full force and effect; provided, however, that in the event of any conflict between the Production Share Agreement and this First Amendment, this First Amendment shall govern and control.  Unless otherwise specifically provided for in this First Amendment, all capitalized terms used throughout this First Amendment shall have the same meaning as such terms are defined in the Production Share Agreement.

2.             Termination Without Cause.  The following section is hereby added to the Production Share Agreement:

“9.3         Termination Without Cause.

Client shall have the right to terminate this Agreement early and without cause (“Early Termination”) effective during the period commencing on November 17, 2006 and ending on November 17, 2007 (when the renewal term otherwise expires), subject to the additional terms and conditions specified herein.  Client shall provide North American with a minimum of ninety (90) days prior written notice of Client’s intention to terminate this Agreement pursuant to this section.  Early Termination of this Agreement pursuant to this section shall be deemed effective ninety (90) days after the date of such notice of intention to terminate, unless (i) the notice of termination specifies an effective termination date that is more than ninety (90) days after the date of such notice (in which case such later date shall be the effective termination date), or (ii) the parties agree in writing otherwise (“Early Termination Date”). Early Termination of this Agreement pursuant to this Section 9.2 shall be subject to the following:

(a)  regardless of the Early Termination Date, after Early Termination Client shall retain its existing responsibility for payment obligations as provided by the Production Share Agreement for (i) Severance Pay obligations, and (ii) its Facility lease related payment obligations for the remainder of the renewal term of this Agreement as the same otherwise become due and payable in the regular course from Client to North American under the Production Share Agreement in the absence of Early Termination; provided, however, that no charges for Facility rent, Facility utilities, Facility janitorial service, Facility insurance and other Facility lease related payment obligations shall become due and payable by Client after the Early Termination Date should Client timely deliver notice of an Early Termination with an Early Termination Date of November 17, 2006; provided further, however, that an effective Early Termination as of November 17, 2006 or otherwise is not intended to release Client from those provisions of the Production Share Agreement which relate to the condition in which Client is to return the Facility as of lease termination as the same are set forth at the last sentence of Section 2.2 of the Production Share Agreement.  Further, if the Early Termination Date is any date after November 17, 2006, Client shall retain all existing payment obligations as provided by the Production Share Agreement in connection with the Lease for the Facility.  If this occurs, North American shall use its best efforts to minimize the costs for which Client is responsible in connection with the Lease and/or the Facility which accrue after November 17, 2006.

(b)  on or before the Early Termination Date, if any, Client shall pay North American a fee equal to the sum of 20 Personnel at 48 hours per week at the rate of $3.00 per hour times the number of weeks remaining in the renewal term, the total of which shall be divided by two. For example, if the termination date is November 17, 2006, the termination fee shall be calculated as follows:  20 Personnel x 48 hours x $3.00 per hour x 52 weeks divided by 2 equals $74,880.00.  The parties acknowledge and agree that in the event of Early Termination of this Agreement in accordance with this section it would be impracticable and/or extremely difficult to determine the losses suffered by North American and that the amount set forth herein represents the parties’ best and most reasonable estimate of the losses which North American would incur in the case of Early Termination of this Agreement.  The parties further acknowledge that the amount set forth in this subparagraph shall not be deemed to constitute a forfeiture or penalty.

Nothing contained herein shall relieve Client of any payment obligations or other liabilities which were incurred on its behalf prior to the Termination Date or any other representations, warranties and any other obligations which are deemed to survive the termination of this Agreement.  North American shall use its best efforts to minimize the costs for which Client is responsible in connection with this Section 9.3, including Severance Pay obligations.”

3.             Further Assurances. The parties shall execute, acknowledge and deliver such other instruments and take any and all action as may be necessary or appropriate to carry out the full intent and purpose of the Production Share Agreement, as amended by the First Amendment.

4.             Entire Agreement.  This First Amendment constitutes and contains the entire agreement of the parties with respect to the subject matter hereof, and supersedes any and all other prior negotiations, correspondence, understandings and agreements respecting the subject matter hereof and thereof.

5.             Severability.  If any provision of this First Amendment shall be invalid or unenforceable for any reason and to any extent, the remainder of the First Amendment shall not be affected thereby, but rather shall be enforced to the fullest extent permitted by law.

6.             Counterpart Originals.  This First Amendment may be executed in one or more counterparts.  All such counterparts, when taken together, shall comprise the fully executed First Amendment.  This First Amendment may also be executed by delivery by facsimile of an executed counterpart original of this First Amendment.  The parties shall thereafter exchange the original documents bearing original signatures, but the failure to do so shall not affect the enforceability of this First Amendment.

7.             Parties of Interest.  Each party represents that this First Amendment is executed by its duly authorized representative.  The terms of this First Amendment shall be binding upon, and inure to the benefit of, the parties to this First Amendment and their successors and assigns.

8.             Time of the Essence.  Time is of the essence with respect to all provisions of this First Amendment that specify a time for performance of any obligations of the parties hereunder.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Production Share Agreement effective as of the date set forth above.

“NORTH AMERICAN”			“INDUSTRIAS UNIDAS DE B.C., S.A. DE C.V.

North American Production Sharing, Inc. a California corporation

By:	/s/ William E. Lew	By:	/s/ Richard F. Jaime
	William E. Lew	Printed Name:	Richard F. Jaime
Title:	President	Title:	Sole Administrator

“CLIENT”
Fiberstars, Inc.
a California Corporation

By:	/s/ Robert A. Connors
Printed Name:	Robert A. Connors
Title:	Vice President, Finance and
Chief Financial Officer